Exhibit 99.1

[SPORTS AUTHORITY LOGO]

May 23, 2003

FOR IMMEDIATE RELEASE

CONTACT:	The Sports Authority, Inc.

Mark Iskander
Vice President & Treasurer
(954) 535-6015

THE SPORTS AUTHORITY REPORTS FIRST QUARTER RESULTS

Fort Lauderdale, Florida, May 23, 2003 — The Sports Authority, Inc. (NYSE: TSA), the nation’s largest full-line sporting goods retailer, today reported net income of $0.5 million or $0.01 per diluted share for the first quarter ended May 3, 2003, versus $1.7 million or $0.05 per diluted share for the first quarter of the prior year. However, on a comparable basis this year’s first quarter net income, excluding non-routine charges and the impact of EITF 02-16, “Accounting for Consideration received from Vendors,” amounted to $1.5 million or $0.04 per diluted share versus $1.0 million or $0.03 per diluted share on a pro forma tax-adjusted basis last year.

Last year’s first quarter income was not reduced by income tax expense whereas this year’s first quarter income was tax-effected by the Company’s estimated effective tax rate of 39%. This year’s first quarter net income also was reduced by after-tax charges of (1) $0.4 million due to the change in accounting under EITF 02-16, and (2) $0.6 million related to store restructuring and exit costs.

Sales for the first quarter were $339.1 million versus $353.5 million for the first quarter of the prior year. Comparable store sales decreased by 5.7% due to extreme weather patterns throughout the period, compounded by a soft economy and the effect of the war in Iraq.

Marty Hanaka, Chairman and Chief Executive Officer commented, “While the first quarter sales environment was extremely challenging, all other facets of our business were very well controlled. We maintained our gross profit margin as a percent of sales at last year’s 26.8% level and were able to reduce SG&A expenses by $3.8 million, thereby also maintaining last year’s expense ratio at 26.1% of sales. Furthermore, merchandise inventories year over year decreased $8.4 million or 4.9% on a square foot basis, while related accounts payable increased by $6.9 million or 5%. Total debt also decreased by over $39 million, ending the first quarter at 37% of capitalization. I believe this serves as a healthy and solid foundation for our pending merger with Gart Sports, which is expected to close during July.”

About The Sports Authority

The Sports Authority, Inc. is the nation’s largest full-line sporting goods retailer, operating 204 stores in 33 states. The Company’s e-tailing website, www.thesportsauthority.com, is operated by GSI Commerce Solutions, Inc. under a license and e-commerce agreement. In addition, a joint venture with AEON Co., Ltd. operates 41 “The Sports Authority” stores in Japan under a licensing agreement. The Sports Authority is a proud sponsor of the Boys & Girls Clubs of America.

Forward Looking Statements

Certain statements contained in this press release constitute “forward looking statements” made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties that could cause actual results to differ materially from those set forth in such forward looking statements. The Company’s forward looking statements are based on assumptions about, or include statements concerning, many important factors, including without limitation, consumer confidence, changes in discretionary consumer spending and consumer preferences, particularly as they relate to sporting goods, athletic footwear and apparel and the Company’s particular merchandise mix and retail locations; the Company’s ability to effectively implement its merchandising, vendor relationship, inventory control, marketing, store remodeling, electronic commerce, supply chain, logistics and other strategies; increasing competition from other retailers; unseasonable weather; fluctuating gross profit margins; product availability; capital spending levels; and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements to reflect events or circumstances after the date such statements were made.

Statement with respect to the pending merger between the Company and Gart Sports Company

Gart Sports and The Sports Authority stockholders and other investors are urged to read the joint proxy statement/prospectus and other materials which will be filed by Gart Sports and The Sports Authority with the SEC. These documents will contain important information, which should be read carefully before any decision is made with respect to the merger. When documents are filed with the SEC, they will be available for free at the SEC’s website at www.sec.gov. Documents are also available for free from the contact persons listed above.

Gart Sports, The Sports Authority and their directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of stockholders in connection with the proposed merger are set forth in the joint proxy statement/prospectus filed with the SEC. Reference is also made to the companies’ latest annual reports and annual stockholder’s meetings proxy statements as filed with the SEC, including Gart Sport’s Proxy Statement for its Annual Meeting held on June 7, 2002 and The Sports Authority’s Proxy Statement for its Annual Meeting held on May 30, 2002, which may be obtained for free in the manner set forth above.

THE SPORTS AUTHORITY, INC.

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(Unaudited, Dollars in thousands, except share data)

	13 Weeks Ended
	May 3, 2003	May 4, 2002

Sales	$339,058	$353,478
Comparable store sales % increase (decrease)	-5.7%	3.9%
Cost of merchandise sold, including
buying and occupancy costs	248,202	258,663

Gross profit	90,856	94,815
% to sales	26.8%	26.8%
License fee income	1,169	1,004
Selling, general and administrative expenses	88,538	92,355
% to sales	26.1%	26.1%
Pre-opening expense	671	525
Store restructuring and exit costs	986	—

Operating income	1,830	2,939
Interest, net	(1,028)	(1,235)

Income before income taxes	802	1,704
Income tax expense	(313)	—

Net income	$489	$1,704

Basic and diluted earnings per share	$0.01	$0.05

Basic weighted average common shares outstanding	33,012	32,702

Diluted weighted average common shares outstanding	33,943	34,138

Reconciliation of Non-GAAP Information to GAAP basis—diluted:

In 2002, the Company had a nominal effective tax rate, excluding a one-time benefit associated with reestablishing deferred tax assets on the Company's balance sheet, as previously disclosed. The Company estimates an annual effective tax rate for 2003 of 39% and recorded a provision accordingly in the first quarter of 2003. To provide comparability of results period to period, the following table presents pro forma results for the first quarter of 2002 assuming application of a 39% estimated effective tax rate.

			Pro Forma Tax-Adjusted
	13 Weeks Ended May 3, 2003		13 Weeks Ended May 4, 2002
	Amount	Per Share	Amount	Per Share
Net income, excluding non-routine charges and impact
of accounting change under EITF 02-16, net of tax	$1,486	$0.04	$1,039	$0.03
Impact of accounting change under EITF 02-16, net of tax	(396)	(0.01)	—	—
Store restructuring and exit costs, net of tax	(601)	(0.02)	—	—

Net earnings	$489	$0.01	$1,039	$0.03

THE SPORTS AUTHORITY, INC.

SELECTED BALANCE SHEET DATA

(Unaudited, Dollars in thousands)

	May 3,	May 4,	Change-Inc (Dec)
	2003	2002	Amount	Percent
ASSETS:
Cash and cash equivalents	$7,840	$9,472	$(1,632)	-17.2%
Merchandise inventories	380,930	389,369	(8,439)	-2.2%
Accounts receivable and other current assets	50,196	39,389	10,807	27.4%

Total current assets	438,966	438,230	736	0.2%
Total long-term assets	202,043	186,054	15,989	8.6%

Total assets	$641,009	$624,284	$16,725	2.7%

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable-trade	$146,321	$139,393	$6,928	5.0%
Accrued payroll and other current liabilities	105,328	116,077	(10,749)	-9.3%
Current debt	177	827	(650)	-78.6%

Total current liabilities	251,826	256,297	(4,471)	-1.7%

Long-term debt, less current maturities	128,704	167,381	(38,677)	-23.1%
Other long-term liabilities	42,664	43,194	(530)	-1.2%

Total long-term liabilities	171,368	210,575	(39,207)	-18.6%

Stockholders' equity	217,815	157,412	60,403	38.4%

Total liabilities and stockholders' equity	$641,009	$624,284	$16,725	2.7%

Supplemental information:
Total debt	$128,881	$168,208	$(39,327)	-23.4%
Total debt as a % of capitalization	37%	52%